CUSTODY AGREEMENT

AGREEMENT, dated as of August 26, 2010 by and between each entity listed on Annex I attached hereto (each, a "Fund" and collectively, the “Funds”) and The Bank of New York Mellon ("Custodian").

W I T N E S S E T H:

that for and in consideration of the mutual promises hereinafter set forth each Fund and Custodian agree as follows:

ARTICLE I
DEFINITIONS

Whenever used in this Agreement, the following words shall have the meanings set forth below:

1.      “Authorized Person” shall be any person, whether or not an officer or employee of a Fund, duly authorized by such Fund’s Board of Directors (“Board”) to execute any Certificate or to give any Oral Instruction with respect to one or more Accounts, such persons to be designated in a Certificate annexed hereto as Schedule I hereto or such other Certificate as may be received by Custodian from time to time. For purposes of this Agreement, Authorized Persons may include persons of the investment adviser or sub-adviser to a Fund, but only to the extent designated by the applicable Fund in a Certificate.

2.      “BNY Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.

3.      “Book-Entry System” shall mean the Federal Reserve/Treasury book-entry system for receiving and delivering securities and permitted for use hereunder by the Custodian pursuant to Rule 17f-4 under the ‘40 Act (as defined below).

4.      “Business Day” shall mean any day on which Custodian and relevant Depositories are open for business.

5.      “Certificate” shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to Custodian, which is actually received by Custodian by letter or facsimile transmission and signed on behalf of a Fund by an Authorized Person or a person reasonably believed by Custodian to be an Authorized Person.

6.      “Composite Currency Unit” shall mean the Euro or any other composite currency unit consisting of the aggregate of specified amounts of specified currencies, as such unit may be constituted from time to time.

7.      “Depository” shall include (a) the Book-Entry System, (b) the Depository Trust Company, (c) any other clearing agency or securities depository registered with the Securities and

Exchange Commission identified to the Fund from time to time, and (d) the respective successors and nominees of the foregoing.

8.      “Foreign Depository” shall mean (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible Securities Depository as defined in Rule 17f-7 under the Investment Company Act of 1940, as amended (the “40 Act”), identified to the Fund from time to time, and (d) the respective successors and nominees of the foregoing.

9.      “Hedge Fund Investments” shall mean investments by a Fund in hedge funds, mutual funds, exchange traded funds and other investment or collective investment vehicles.

10.       “Instructions” shall meancommunications actually received by Custodian by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by Custodian as available for use in connection with the services hereunder.

11.      “Oral Instructions” shall mean verbal instructions received by Custodian from an Authorized Person or from a person reasonably believed by Custodian to be an Authorized Person.

12.      “Series” shall mean the various portfolios, if any, of the Funds listed on Schedule II hereto, and if none are listed references to Series shall be references to the applicable Fund.

13.      “Securities” shall include, without limitation, any common stock and other equity securities, including hedge Fund Investments, bonds, debentures and other debt securities, notes, mortgages or other obligations, and any instruments representing rights to receive, purchase, or subscribe for the same, or representing any other rights or interests therein (whether represented by a certificate or held in a Depository or by a Subcustodian or on the books of the issuer) , including, without limitation, derivatives

14.      “Subcustodian” shall mean a bank (including any branch thereof) or other financial institution (other than a Foreign Depository) located outside the U.S. which is utilized by Custodian in connection with the purchase, sale or custody of Securities hereunder, and identified to the Funds prior to utilization for the Fund’s Securities, and their respective successors and nominees.  Subcustodians utilized by Custodian for purposes of this Agreement shall have aggregate capital, surplus and undivided profits, according to its last published report of at least twenty million dollars ($20,000,000).

ARTICLE II
APPOINTMENT OF CUSTODIAN; ACCOUNTS;
REPRESENTATIONS, WARRANTIES, AND COVENANTS

1.      (a)      Each Fund hereby appoints Custodian as custodian of all Securities and cash at any time delivered to Custodian during the term of this Agreement, and authorizes Custodian to hold Securities in registered form in its name or the name of its nominees.  Custodian hereby accepts such appointment and agrees to establish and maintain one or more securities accounts and cash accounts for each Series in which Custodian will hold Securities and cash as provided herein.  Custodian shall maintain books and records segregating the assets of each Series from the assets of any other Series.  Such accounts (each, an “Account”; collectively, the “Accounts”) shall be in the name of the applicable Fund.  Custodian agrees that each Account of the applicable Fund shall be segregated on its books and records from the Accounts of any other Fund and the Custodian.

(b)      Custodian may from time to time establish on its books and records such sub-accounts within each Account as a Fund and Custodian may agree upon (each a “Special Account”), and Custodian shall reflect therein such assets as such Fund may specify in a Certificate or Instructions.

(c)      Custodian may from time to time establish pursuant to a written agreement with and for the benefit of a broker, dealer, future commission merchant or other third party identified in a Certificate or Instructions such accounts on such terms and conditions as a Fund and Custodian shall agree, and Custodian shall transfer to such account such Securities and money as the Fund may specify in a Certificate or Instructions.

2.      Each Fund hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon each delivery of a Certificate or each giving of Oral Instructions or Instructions by the Fund, that:

(a)      It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;

(b)      This Agreement has been duly authorized, executed and delivered by the Fund, approved by a resolution of its Board, constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;

(c)      It is conducting its business in substantial compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted;

(d)      It will not use the services provided by Custodian hereunder in any manner that is, or will result in, a violation of any law, rule or regulation applicable to the Fund;

(e)      Its board or its foreign custody manager, as defined in Rule 17f-5 under the ‘40 Act, has determined that use of each Subcustodian (including any Replacement Custodian) which Custodian is authorized to utilize in accordance with Section 1(a) of Article III hereof satisfies the applicable requirements of the ‘40 Act and Rule 17f-5 thereunder;

(f)      The Fund or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of Rule 17f-7 under the ‘40 Act;

(g)      It is fully informed of the protections and risks associated with various methods of transmitting Instructions and Oral Instructions and delivering Certificates to Custodian, shall, and shall cause each Authorized Person, to safeguard and treat with extreme care any user and authorization codes, passwords and/or authentication keys, understands that there may be more secure methods of transmitting or delivering the same than the methods selected by the Fund, agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of its particular needs and circumstances, and acknowledges and agrees that Instructions need not be reviewed by Custodian, may reasonably be presumed by Custodian to have been given by person(s) duly authorized,  and may be acted upon as given;

(h)      It shall manage its borrowings, including, without limitation, any advance or overdraft (including any day-light overdraft) in the Accounts, so that the aggregate of its total borrowings for each Series does not exceed the amount such Series is permitted to borrow under the ‘40 Act;

(i)      Its transmission or giving of, and Custodian acting upon and in reliance on, Certificates, Instructions, or Oral Instructions pursuant to this Agreement shall at all times comply with the ‘40 Act;

(j)      It shall take no action to transfer any interest in a Hedge Fund Investment from the nominee name in which such investment is registered without the express written consent of the Custodian (such consent shall not be unreasonably withheld), or, for so long as it is serving as Custodian of a particular Hedge Fund Investment on behalf of a Fund, take any other action that would cause Custodian’s first lien and security interest hereunder to be adversely affected.  For the avoidance of doubt, the foregoing obligations shall in no way affect or otherwise limit the ability of a Fund to exercise its investment discretion;

(k)      It shall impose and maintain restrictions on the destinations to which cash may be disbursed by Instructions to ensure that each disbursement is for a proper purpose; and

(l)      It has the right to make the pledge and grant the security interest and security entitlement to Custodian contained in Section 1 of Article V hereof, free of any right of redemption or prior claim of any other person or entity, such pledge and such grants shall have a first priority subject to no setoffs, counterclaims, or other liens or grants prior to or on a parity therewith, and it shall take such additional steps as Custodian may require to assure such priority.

3.      Each Fund hereby covenants that it shall from time to time complete and execute and deliver to Custodian upon Custodian’s request a Form FR U-1 (or successor form) whenever the Fund borrows from Custodian any money to be used for the purchase or carrying of margin stock as defined in Federal Reserve Regulation U.

4.           Custodian hereby represents, warrants and covenants to each Fund, which representations and warranties shall be deemed to be continuing, that:

(a)           It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)           This Agreement has been duly authorized, executed and delivered by it in accordance with all requisite action and constitutes a valid and legally binding obligation of Custodian, enforceable in accordance with its terms;

(c)           It is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification;

(d)           It is conducting its business in compliance with all applicable laws and regulations and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; and

(e)           Custodian shall promptly notify the Funds in writing if any of the foregoing representations and warranties are no longer true.

ARTICLE III
CUSTODY AND RELATED SERVICES

   1.    (a)       Subject to the terms hereof, each Fund hereby authorizes Custodian to hold any Securities received by it from time to time for the applicable Fund’s account.  Custodian shall be entitled to utilize subject to subsection (c) of this Section 1, Depositories, Subcustodians, and, subject to subsection (d) of this Section 1, , Foreign Depositories, to the extent reasonably determined to be necessary in connection with its performance hereunder.  Securities and cash held in a Depository or Foreign Depository will be held subject to the rules, terms and conditions of such entity.  Securities and cash held through Subcustodians shall be held subject to the terms and conditions of Custodian’s agreements with such Subcustodians.  Subcustodians may be authorized to hold Securities in Foreign Depositories in which such Subcustodians participate.  Unless otherwise required by local law or practice or a particular subcustodian agreement, Securities deposited with a Subcustodian, a Depositary or a Foreign Depository will be held in a commingled account, in the name of Custodian, holding only Securities held by Custodian as custodian for its customers.  Custodian shall identify on its books and records the Securities and cash belonging to each Fund, whether held directly or indirectly through Depositories, Foreign Depositories, or Subcustodians.  Custodian shall, directly or indirectly through Subcustodians, Depositories, or Foreign Depositories, use commercially reasonable efforts  to hold Securities in the country or other jurisdiction in which the principal trading market for such Securities is located, where such Securities are to be presented for cancellation and/or payment and/or registration, or where such Securities are acquired.  Custodian at any time may cease utilizing any Subcustodian and/or may replace a Subcustodian with a different Subcustodian (the “Replacement Subcustodian”).  In the event Custodian selects a Replacement Subcustodian, Custodian shall not utilize such Replacement Subcustodian until the applicable Fund has been notified and the  foreign custody manager(s) has determined that utilization of such Replacement Subcustodian satisfies the requirements of the ‘40 Act and Rule 17f-5 thereunder.

(b)      Unless Custodian has received a Certificate or Instructions to the contrary, Custodian shall hold Securities indirectly through a Subcustodian only if (i) the Securities are not subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors or operators, including a receiver or trustee in bankruptcy or similar authority, except for a claim of payment for the safe custody or administration of Securities on behalf of a Fund by such Subcustodian, and (ii) beneficial ownership of the Securities is freely transferable without the payment of money or value other than for safe custody or administration.

(c)      With respect to each Depository, Custodian (i) shall exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository, and (ii) will provide, promptly upon request by a Fund, such reports as are available concerning the internal accounting controls and financial strength of Depository.

(d)      With respect to each Foreign Depository, Custodian shall exercise reasonable care, prudence, and diligence (i) to provide the Funds with an analysis of the custody risks associated with maintaining assets with the Foreign Depository, and (ii) to monitor such custody risks on a continuing basis and promptly notify the Funds of any material change in such risks.  Each Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians or through publicly available information otherwise obtained by Custodian, and shall not include any evaluation of Country Risks.  As used herein the term “Country Risks” shall mean with respect to any Foreign Depository:  (a) the financial infrastructure of the country in which it is organized, (b) such country’s prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) such country’s regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations or fluctuations, and (f) market conditions which affect the order execution of securities transactions or affect the value of securities.

2.      Custodian shall furnish the Funds with (a) an advice of daily transactions (including a confirmation of each transfer of Securities), (b) a monthly summary of all transfers to or from the Accounts, (c) the reports required to be furnished to the relevant Fund pursuant to Rule 17f-4 of the ‘40 Act, and (d) such other information as may be agreed upon from time to time between the Fund and the Custodian .

3.      With respect to all Securities held hereunder, Custodian shall, unless otherwise instructed to the contrary:

(a)      Receive all income and other payments (including, without limitation, dividends, distributions and coupons) and advise the applicable Fund as promptly as practicable of any such amounts due but not paid;

(b)      Present for payment and receive the amount paid upon all Securities which may mature or be called, redeemed, retired or otherwise become payable on the date such Securities become payable and advise the applicable Fund as promptly as practicable of any such amounts due but not paid;

(c)      Forward to the applicable Fund copies of all information or documents that it may actually receive from an issuer of Securities which, in the reasonable opinion of Custodian, are intended for the beneficial owner of Securities;

(d)      Execute, as custodian, any certificates of ownership, affidavits, declarations or other certificates under any tax laws now or hereafter in effect in connection with the collection of bond and note coupons;

(e)      Receive and hold for the account of each Fund all securities received as a distribution on the Fund’s securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to a Fund and held by the Custodian hereunder;

(f)      Hold directly or through a Depository, a Foreign Depository, or a Subcustodian all rights and similar Securities issued with respect to any Securities credited to an Account hereunder; and

(g)      Endorse for collection checks, drafts or other negotiable instruments.

4.      (a)      Custodian shall, as soon as practicable, notify the applicable Fund of rights or discretionary actions with respect to Securities held hereunder, and of the date or dates by when such rights must be exercised or such action must be taken, provided that Custodian has actually received, from the issuer or the relevant Depository (with respect to Securities issued in the United States) or from the relevant Subcustodian, Foreign Depository, or a nationally or internationally recognized bond or corporate action service to which Custodian subscribes, timely notice of such rights or discretionary corporate action or of the date or dates such rights must be exercised or such action must be taken.  Absent actual receipt of such notice, Custodian shall have no liability for failing to so notify the applicable Fund.

(b)      Whenever Securities (including, but not limited to, warrants, options, tenders, options to tender or non-mandatory puts or calls) confer discretionary rights on a Fund or provide for discretionary action or alternative courses of action by a Fund, the applicable Fund shall be responsible for making any decisions relating thereto and for directing Custodian to act.  In order for Custodian to act, it must receive the applicable Fund’s Certificate or Instructions at Custodian’s offices, addressed as Custodian may from time to time request, not later than noon (New York time) at least two (2) Business Days prior to the last scheduled date to act with respect to such Securities (or such earlier date or time as Custodian may specify to the applicable Fund).  Absent Custodian’s timely receipt of such Certificate or Instructions, Custodian shall not be liable for failure to take any action relating to or to exercise any rights conferred by such Securities.

5.      All voting rights with respect to Securities, however registered, shall be exercised by the applicable Fund or its designee.  Custodian will make available to the applicable Fund proxy voting services upon the request of, and for the jurisdictions selected by, the applicable Fund in accordance with terms and conditions to be mutually agreed upon by Custodian and the applicable Fund.

6.      Custodian shall promptly advise the applicable Fund upon Custodian’s actual receipt of notification of the partial redemption, partial payment or other action affecting less than all Securities of the relevant class.  If Custodian, any Subcustodian, any Depository, or any Foreign Depository holds any Securities in which a Fund has an interest as part of a fungible mass, Custodian, such Subcustodian, Depository, or Foreign Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

7.      Custodian shall not under any circumstances accept bearer interest coupons which have been stripped from United States federal, state or local government or agency securities unless explicitly agreed to by Custodian in writing.

8.      Each Fund shall be liable for all taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”), with respect to any cash or Securities held on behalf of such Fund or any transaction related thereto.  Each Fund shall indemnify Custodian and each Subcustodian for the amount of any Tax that Custodian, any such Subcustodian or any other withholding agent is required under applicable laws (whether by assessment or otherwise) to pay on behalf of, or in respect of income earned by or payments or distributions made to or for the account of the applicable Fund (including any payment of Tax required by reason of an earlier failure to withhold).  Custodian shall, or shall instruct the applicable Subcustodian or other withholding agent to, withhold the amount of any Tax which is required to be withheld under applicable law upon collection of any dividend, interest or other distribution made with respect to any Security and any proceeds or income from the sale, loan or other transfer of any Security.  In the event that Custodian or any Subcustodian is required under applicable law to pay any Tax on behalf of the applicable Fund, Custodian shall endeavor to notify such Fund in writing. If no action is taken or instructions for payment (if necessary) is provided by such Fund promptly after receipt of written notice of such Tax,  Custodian is hereby authorized to withdraw cash from any cash account in the amount required to pay such Tax and to use such cash, or to remit such cash to the appropriate Subcustodian or other withholding agent, for the timely payment of such Tax in the manner required by applicable law.  If the aggregate amount of cash in all cash accounts is not sufficient to pay such Tax, Custodian shall promptly notify the Fund of the additional amount of cash (in the appropriate currency) required, and the applicable Fund shall directly deposit such additional amount in the appropriate cash account promptly after receipt of such notice, for use by Custodian as specified herein.  In the event that Custodian reasonably believes that a Fund is eligible, pursuant to applicable law or to the provisions of any tax treaty, for a reduced rate of, or exemption from, any Tax which is otherwise required to be withheld or paid on behalf of the Fund under any applicable law, Custodian shall, or shall instruct the applicable Subcustodian or withholding agent to, either withhold or pay such Tax at such reduced rate or refrain from withholding or paying such Tax, as appropriate; provided that Custodian shall have received from the Fund all documentary evidence of residence or other qualification for such reduced rate or exemption required to be received under such applicable law or treaty.  In the event that Custodian reasonably believes that a reduced rate of, or exemption from, any Tax is obtainable only by means of an application for refund, Custodian and the applicable Subcustodian shall have no responsibility for the accuracy or validity of any forms or documentation provided by the applicable Fund to Custodian hereunder.  Each Fund hereby agrees to indemnify and hold harmless Custodian and each Subcustodian in respect of any liability arising from any underwithholding or underpayment of any Tax which results directly from the inaccuracy or invalidity of any such forms or other documentation, except to the extent resulting from the negligence, willful misconduct or bad faith of the Custodian, and such obligation to indemnify shall be a continuing obligation of the Fund, its successors and assigns notwithstanding the termination of this Agreement.

9.      (a)      For the purpose of settling Securities and foreign exchange transactions, each Fund shall provide Custodian with sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictate.  As used herein, “sufficient immediately available funds” shall mean either (i) sufficient cash denominated in U.S. dollars to purchase the necessary foreign currency, or (ii) sufficient applicable foreign currency, to settle the transaction.  Custodian shall provide each Fund with immediately available funds each day which result from the actual settlement of all sale transactions, based upon advices received by Custodian from Subcustodians, Depositories, and Foreign Depositories.  Such funds shall be in U.S. dollars or such other currency as the applicable Fund may specify to Custodian.

(b)      Any foreign exchange transaction effected by Custodian in connection with this Agreement may be entered with Custodian or a BNY Affiliate acting as principal or otherwise through customary banking channels.  Each Fund may issue a standing Certificate or Instructions with respect to foreign exchange transactions, but Custodian may establish rules or limitations concerning any foreign exchange facility made available to a Fund.  Each Fund shall bear all risks of investing in Securities or holding cash denominated in a foreign currency.  Without limiting the foregoing, each Fund shall bear the risks that rules or procedures imposed by Depositories, exchange controls, asset freezes or other laws, rules, regulations or orders shall prohibit or impose burdens or costs on the transfer to, by or for the account of the applicable Fund of Securities or cash held outside a Fund's jurisdiction or denominated in a currency other than its home jurisdiction or the conversion of cash from one currency into another currency.  Custodian shall not be obligated to substitute another currency for a currency whose transferability, convertibility or availability has been affected by such law, regulation, rule or procedure.  Neither Custodian nor any Subcustodian shall be liable to any Fund for any loss resulting from any of the foregoing events.

10.      To the extent that Custodian and the applicable Fund have mutually agreed that Custodian shall provide pricing or other information services in connection with this Agreement, Custodian is authorized to utilize any vendor (including brokers and dealers of Securities) reasonably believed by Custodian to be reliable and selected with reasonable care to provide such information.  Each Fund understands that certain pricing information with respect to complex financial instruments (e.g., derivatives) may be based on calculated amounts rather than actual market transactions and may not reflect actual market values, and that the variance between such calculated amounts and actual market values may or may not be material.  Where vendors do not provide information for particular Securities or other property, an Authorized Person may advise Custodian regarding the fair market value of, or provide other information with respect to, such Securities or property as determined by it in good faith.  Subject to the reasonable belief of, and exercise of reasonable care by, the Custodian as described in this Section 10, Custodian shall not be liable for any loss, damage or expense incurred as a result of errors or omissions with respect to any pricing or other information utilized by Custodian hereunder

11.      As an accommodation to a Fund, Custodian, at the request of a Fund, may provide consolidated recordkeeping services pursuant to which Custodian reflects on Account statements Securities not held in Custodian’s vault or for which Custodian or its nominee is not the registered owner ("Non-Custody Securities").  Non-Custody Securities shall be designated on Custodian's books as "shares not held" or by other similar characterization.  Each Fund acknowledges and agrees that it shall have no security entitlement against Custodian with respect to Non-Custody Securities, that Custodian shall rely, without independent verification, on information provided by the applicable Fund regarding Non-Custody Securities (including but not limited to positions and market valuations) and that Custodian shall have no responsibility whatsoever with respect to Non-Custody Securities or the accuracy of any information maintained on Custodian's books or set forth on account statements concerning Non-Custody Securities.

12.      From time to time Custodian may make available to the Funds or their agent(s) certain computer programs, products, services, reports or information (including, without limitation, information obtained by Custodian from third parties and information reflecting Custodian’s input, evaluation and interpretation (collectively, “Tools”).  Tools may allow the applicable Fund or its agent(s) to perform certain analytic, accounting, compliance, reconciliation and other functions with respect to the Account.  By way of example, Tools may assist the Funds or their agent(s) in analyzing the performance of investment managers appointed by the applicable Fund, determining on a post-trade basis whether transactions for the Account comply with the applicable Fund’s investment guidelines, evaluating assets at risk, and performing account reconciliations.  Tools may be used only for the Funds’ internal purposes, and may not be resold, redistributed or otherwise made available to third parties.  Tools are the sole and exclusive property of Custodian and its suppliers.  Funds may not reverse engineer or decompile any computer programs provided by the Custodian comprising, or provided as a part of, any Tools.  Information supplied by third parties may be incorrect or incomplete, and any information, reports, analytics or other services supplied by Custodian that rely on information from third parties may also be incorrect or incomplete.  All Tools are provided “AS IS”, whether or not they are modified to meet specific needs of Funds and regardless of whether Custodian is compensated by the Funds for providing such Tools.  CUSTODIAN DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TOOLS, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.  ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, CUSTODIAN AND ITS SUPPLIERS SHALL NOT BE LIABLE FOR ANY LOSS, COST, EXPENSE, DAMAGE, LIABILITY OR CLAIM SUFFERED OR INCURRED BY THE CUSTOMERS, THEIR AGENT(S) OR ANY OTHER PERSON AS A RESULT OF USE OF, INABILITY TO USE, OR RELIANCE UPON ANY TOOLS.

13.      Until such time as Custodian receives a certificate to the contrary with respect to a particular Security, Custodian may not release the identity of the Fund to an issuer which requests such information pursuant to the Shareholder Communications Act of 1985 for the specific purpose of direct communications between such issuer and shareholder.

ARTICLE IV
PURCHASE AND SALE OF SECURITIES;
CREDITS TO ACCOUNT

1.      (a)      Promptly after each purchase or sale of Securities by the Fund, the Fund shall deliver to Custodian a Certificate or Instructions, or with respect to a purchase or sale of a Security generally required to be settled on the same day the purchase or sale is made, Oral Instructions specifying all information Custodian may reasonably request to settle such purchase or sale.  Custodian shall account for all purchases and sales of Securities on the actual settlement date unless otherwise agreed by Custodian.

(b)      With respect to purchases and redemptions of Hedge Fund Investments, upon the Written Instructions of an Authorized Person, Custodian (or its nominee) will as agent for Fund subscribe for and redeem shares, units or other interests and complete, execute and submit all relevant subscription and redemption documentation required by the relevant issuer; provided that any Written Instructions given to Custodian hereunder shall be in accordance with Custodian’s procedures notified to the Funds from time to time; and provided further, that the applicable Fund’s delivery to Custodian of any such Written Instructions to purchase Hedge Fund Investments shall constitute the applicable Fund’s representation and warranty that the applicable Fund has reviewed and understands the terms of the relevant offering memorandum or subscription agreement (or similar document) and other document(s) related thereto and agreement to be bound by the terms and conditions thereof (including all representations and warranties to which the applicable Fund will be bound as beneficial owner of such Hedge Fund Investment).

2.      Each Fund understands that when Custodian is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment therefor may not be completed simultaneously.  Notwithstanding any provision in this Agreement to the contrary, settlements, payments and deliveries of Securities may be effected by Custodian or any Subcustodian in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction in which the transaction occurs, including, without limitation, delivery to a purchaser or dealer therefor (or agent) against receipt with the expectation of receiving later payment for such Securities.  Except as stated herein,  Fund assumes full responsibility for all risks, including, without limitation, credit risks involved in connection with such deliveries of Securities pursuant to instructions of the applicable Fund.

3.      Custodian may, as a matter of bookkeeping convenience or by separate agreement with a Fund, credit the Account with the proceeds from the sale, redemption or other disposition of Securities or interest, dividends or other distributions payable on Securities prior to its actual receipt of final payment therefor.  All such credits shall be conditional until Custodian’s actual receipt of final payment and may be reversed by Custodian to the extent that final payment is not received.  Payment with respect to a transaction will not be “final” until Custodian shall have received immediately available funds which under applicable local law, rule and/or practice are irreversible and not subject to any security interest, levy or other encumbrance, and which are specifically applicable to such transaction.

ARTICLE V
OVERDRAFTS OR INDEBTEDNESS

1.      In the event Custodian determines, in its reasonable discretion, to advance funds on behalf of a Fund, the Custodian shall provide advance notice to such Fund.  If Custodian should in its sole discretion advance funds on behalf of a Fund or Series thereof which results in an overdraft (including, without limitation, any day-light overdraft) because the money held by Custodian in an Account for such Fund shall be insufficient to pay the total amount payable upon a purchase of Securities specifically allocated to such Fund, as set forth in a Certificate, Instructions or Oral Instructions, or if an overdraft arises in the separate account of a Series for some other reason, including, without limitation, because of a reversal of a conditional credit or the purchase of any currency, or if a Fund is for any other reason indebted to Custodian with respect to a Series, including any indebtedness to The Bank of New York under the applicable Fund’s Cash Management and Related Services Agreement (except a borrowing for investment or for temporary or emergency purposes using Securities as collateral pursuant to a separate agreement and subject to the provisions of Section 2 of this Article), such overdraft or indebtedness shall be deemed to be a loan made by Custodian to the applicable Fund for such Series payable on demand and shall bear interest from the date incurred at a rate per annum ordinarily charged by Custodian to its institutional customers, as such rate may be adjusted from time to time.  In addition, each Fund hereby agrees that Custodian shall to the maximum extent permitted by law have a continuing lien, security interest, and security entitlement in and to any property, including, without limitation, any investment property or any financial asset, of such Series at any time held by Custodian for the benefit of such Series or in which such Series may have an interest which is then in Custodian’s possession or control or in possession or control of any third party acting in Custodian’s behalf.  Each Fund authorizes Custodian, in its sole discretion, at any time to charge any such overdraft or indebtedness together with interest due thereon against any balance of account standing to such Series’ credit on Custodian’s books.

2.      If a Fund borrows money from any bank (including Custodian if the borrowing is pursuant to a separate agreement) for investment or for temporary or emergency purposes using Securities held by Custodian hereunder as collateral for such borrowings, the Fund shall deliver to Custodian a Certificate specifying with respect to each such borrowing:  (a) the Series to which such borrowing relates; (b) the name of the bank, (c) the amount of the borrowing, (d) the time and date, if known, on which the loan is to be entered into, (e) the total amount payable to the Fund on the borrowing date, (f) the Securities to be delivered as collateral for such loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular Securities, and (g) a statement specifying whether such loan is for investment purposes or for temporary or emergency purposes and that such loan is in conformance with the ‘40 Act and the Fund’s prospectus.  Custodian shall deliver on the borrowing date specified in a

Certificate the specified collateral against payment by the lending bank of the total amount of the loan payable, provided that the same conforms to the total amount payable as set forth in the Certificate.  Custodian may, at the option of the lending bank, keep such collateral in its possession, but such collateral shall be subject to all rights therein given the lending bank by virtue of any promissory note or loan agreement.  Custodian shall deliver such Securities as additional collateral as may be specified in a Certificate to collateralize further any transaction described in this Section.  Each Fund shall cause all Securities released from collateral status to be returned directly to Custodian, and Custodian shall receive from time to time such return of collateral as may be tendered to it.  In the event that a Fund fails to specify in a Certificate the Series, the name of the issuer, the title and number of shares or the principal amount of any particular Securities to be delivered as collateral by Custodian, Custodian shall not be under any obligation to deliver any Securities.

ARTICLE VI
SALE AND REPURCHASE OF SHARES

1.      Whenever a Fund shall sell any shares issued by the Fund (“Shares”) it shall deliver to Custodian a Certificate or Instructions specifying the amount of money and/or Securities to be received by Custodian for the sale of such Shares and specifically allocated to an Account for such Series, if any.

2.      Upon receipt of such money, Custodian shall credit such money to an Account in the name of the Series for which such money was received.

3.      Except as provided hereinafter, whenever a Fund desires Custodian to make payment out of the money held by Custodian hereunder in connection with the repurchase of any Shares, it shall furnish to Custodian a Certificate or Instructions specifying the total amount to be paid for such Shares.  Custodian shall make payment of such total amount to the transfer agent specified in such Certificate or Instructions out of the money held in an Account of the appropriate Series.

ARTICLE VII
PAYMENT OF DIVIDENDS OR DISTRIBUTIONS

1.      Whenever a Fund shall determine to pay a dividend or distribution on Shares it shall furnish to Custodian Instructions or a Certificate setting forth with respect to the Series specified therein the date of the declaration of such dividend or distribution, the total amount payable, and the payment date.

2.      Upon the payment date specified in such Instructions or Certificate, Custodian shall pay out of the money held for the account of such Series the total amount payable to the dividend agent of the applicable Fund specified therein.

ARTICLE VIII
CONCERNING CUSTODIAN

1.      (a)      Custodian shall exercise reasonable care and act in good faith in the performance of its duties hereunder, taking into account the customs, facts and circumstances prevailing in the jurisdictions in which the applicable Fund elects to invest.  Except as otherwise expressly provided herein, Custodian shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees (collectively, "Losses"), incurred by or asserted against a Fund, except those Losses arising out of Custodian’s own negligence, bad faith or willful misconduct.  Custodian shall have no liability whatsoever for the action or inaction of any Depositories or of any Foreign Depositories, except in each case to the extent such action or inaction is a direct result of the Custodian’s failure to fulfill its duties hereunder.  With respect to any Losses incurred by a Fund as a result of the acts or any failures to act by any Subcustodian (other than a BNY Affiliate), Custodian shall take appropriate action to recover such Losses from such Subcustodian; and except to the extent Custodian failed to exercise reasonable care in the selection and retention of such Subcustodian, Custodian’s sole responsibility and liability to the applicable Fund shall be limited to amounts so received from such Subcustodian (exclusive of costs and expenses incurred by Custodian).  In no event shall BNY or any Subcustodian be liable:  (i) for acting in accordance with any Certificate or Oral Instructions actually received by Custodian and reasonably believed by Custodian to be given by an Authorized Person; (ii) for reasonably acting in accordance with Instructions without reviewing the same; (iii) for reasonably presuming that all Instructions are given only by person(s) duly authorized; (iv) for conclusively presuming that all disbursements of cash directed by the Fund, whether by a Certificate, an Oral Instruction, or an Instruction, are in accordance with Section 2(i) of Article II hereof; (v) for holding property in any particular country, including, but not limited to, Losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; exchange or currency controls or restrictions, devaluations or fluctuations; availability of cash or Securities or market conditions which prevent the transfer of property or execution of Securities transactions or affect the value of property;  (vi) for the insolvency of any Subcustodian (other than a BNY Affiliate), any Depository, or, except to the extent such action or inaction is a direct result of the Custodian’s failure to fulfill its duties hereunder, any Foreign Depository; or (vii) for any Losses arising from the applicability of any law or regulation, now or hereafter in effect, or from the occurrence of any event, including, without limitation, implementation or adoption of any rules or procedures of a Foreign Depository, which may affect, limit, prevent or impose costs or burdens on, the transferability, convertibility, or availability of any currency or Composite Currency Unit in any country or on the transfer of any Securities, and in no event shall Custodian be obligated to substitute another currency for a currency (including a currency that is a component of a Composite Currency Unit) whose transferability, convertibility or availability has been affected, limited, or prevented by such law, regulation or event, and to the extent that any such law, regulation or event imposes a cost or charge upon Custodian in relation to the transferability, convertibility, or availability of any cash currency or Composite Currency Unit, such cost or charge shall be for the account of the Fund, and Custodian may treat any account denominated in an affected currency as a group of separate accounts denominated in the relevant component currencies.

(b)      Custodian may enter into subcontracts, agreements and understandings with any BNY Affiliate, whenever and on such terms and conditions as it reasonably deems necessary or appropriate to perform its services hereunder.  No such subcontract, agreement or understanding shall discharge Custodian from its obligations hereunder.

(c)      Each Fund agrees to indemnify Custodian and hold Custodian harmless from and against any and all Losses sustained or incurred by or asserted against Custodian by reason of or as a result of any action or inaction, or arising out of Custodian’s performance hereunder, including reasonable fees and expenses of counsel incurred by Custodian in a successful defense of claims by the applicable Fund; provided however, that each Fund shall not indemnify Custodian for those Losses arising out of Custodian’s own negligence, willful misconduct or bad faith.  This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement.

(d)      In no event shall either party be liable to the other or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement.

2.      Without limiting the generality of the foregoing, Custodian shall be under no obligation to inquire into, and shall not be liable for:

(a)      Any Losses incurred by a Fund or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Securities, absent actual knowledge, or Securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market;

(b)      The validity of the issue of any Securities purchased, sold, or written by or for a Fund, the legality of the purchase, sale or writing thereof, or the propriety of the amount paid or received therefor;

(c)      The legality of the sale or repurchase of any Shares, or the propriety of the amount to be received or paid therefor;

(d)      The legality of the declaration or payment of any dividend or distribution by a Fund;

(e)      The legality of any borrowing by a Fund;

(f)      The legality of any loan of portfolio Securities, nor shall Custodian be under any duty or obligation to see to it that any cash or collateral delivered to it by a broker, dealer or financial institution or held by it at any time as a result of such loan of portfolio Securities is adequate security for a Fund against any loss it might sustain as a result of such loan, which duty or obligation shall be the sole responsibility of the applicable Fund.  In addition, Custodian shall be under no duty or obligation to see that any broker, dealer or financial institution to which portfolio Securities of a Fund are lent makes payment to it of any dividends or interest which are payable to or for the account of the Fund during the period of such loan or at the termination of such loan, provided, however that Custodian shall promptly notify the applicable Fund in the event that such dividends or interest are not paid and received when due;

(g)      The sufficiency or value of any amounts of money and/or Securities held in any Special Account in connection with transactions by a Fund; whether any broker, dealer, futures commission merchant or clearing member makes payment to the Fund of any variation margin payment or similar payment which the Fund may be entitled to receive from such broker, dealer, futures commission merchant or clearing member, or whether any payment received by Custodian from any broker, dealer, futures commission merchant or clearing member is the amount the Fund is entitled to receive, or to notify the Fund of Custodian’s receipt or non-receipt of any such payment; or

(h)      Whether any Securities at any time delivered to, or held by it or by any Subcustodian, for the account of a Fund and specifically allocated to a Series are such as properly may be held by the Fund or such Series under the provisions of its then current prospectus and statement of additional information, or to ascertain whether any transactions by the Fund, whether or not involving Custodian, are such transactions as may properly be engaged in by the Fund.

3.      Custodian may, at its expense, with respect to questions of law specifically regarding an Account, obtain the advice of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice.

4.      Custodian shall be under no obligation to take action to collect any amount payable on Securities in default, or if payment is refused after due demand and presentment.

5.      Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise, or determine the suitability of any transactions affecting any Account.

6.      Each Fund shall pay to Custodian the fees and charges as may be specifically and mutually agreed upon from time to time.  Each Fund shall reimburse Custodian for all actual costs associated with the conversion of the Fund’s Securities hereunder and the transfer of Securities and records kept in connection with this Agreement.  Each Fund shall also reimburse Custodian for actual out-of-pocket expenses which are a normal incident of the services provided hereunder.  Custodian shall supply supporting expense documentation to the applicable Fund if so requested and to the extent such documentation is available.

7.      Custodian has the right to debit any cash account for any amount payable by a Fund in connection with any and all obligations of the applicable Fund to Custodian.  In addition to the rights of Custodian under applicable law and other agreements, at any time when a Fund shall not have honored any of its obligations to Custodian, Custodian shall have the right without notice to the applicable Fund to retain or set-off, against such obligations of the applicable Fund, any Securities or cash Custodian or a BNY Affiliate may directly or indirectly hold for the account of the applicable Fund, and any obligations (whether matured or unmatured) that Custodian or a BNY Affiliate may have to the applicable Fund in any currency or Composite Currency Unit.  Any such asset of, or obligation to, the applicable Fund may be transferred to Custodian and any BNY Affiliate in order to effect the above rights.  Notwithstanding the foregoing, the liabilities of each Fund shall be limited such that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise, shall be enforceable against the assets of that particular Fund only, and not against the assets of any other Fund.

8.      Each Fund agrees to forward to Custodian a Certificate or Instructions confirming Oral Instructions by the close of business of the same day that such Oral Instructions are given to Custodian.  Each Fund agrees that the fact that such confirming Certificate or Instructions are not received or that a contrary Certificate or contrary Instructions are received by Custodian shall in no way affect the validity or enforceability of transactions authorized by such Oral Instructions and effected by Custodian.  If a Fund elects to transmit Instructions through an on-line communications system offered by Custodian, the Fund’s use thereof shall be subject to the Terms and Conditions attached as Appendix I hereto.  If Custodian receives Instructions which appear on their face to have been transmitted by an Authorized Person via (i) computer facsimile, email, the Internet or other insecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, the applicable Fund understands and agrees that Custodian cannot determine the identity of the actual sender of such Instructions and that Custodian shall conclusively presume that such Written Instructions have been sent by an Authorized Person, and the applicable Fund shall be responsible for ensuring that only Authorized Persons transmit such Instructions to Custodian.  If a Fund elects (with Custodian’s prior consent) to transmit Instructions through an on-line communications service owned or operated by a third party, the applicable Fund agrees that Custodian shall not be responsible or liable for the reliability or availability of any such service.

9.      The books and records pertaining to each Fund which are in possession of Custodian shall be the property of such Fund.  Such books and records shall be prepared and maintained as required by the ‘40 Act and the rules thereunder.  Each Fund, or its authorized representatives, shall have access to such books and records during Custodian’s normal business hours.  Upon the reasonable request of a Fund, copies of any such books and records shall be provided by Custodian to the applicable Fund or its authorized representative.  Upon the reasonable request of a Fund, Custodian shall provide in hard copy or on computer disc any records included in any such delivery which are maintained by Custodian on a computer disc, or are similarly maintained.

10.      It is understood that Custodian is authorized to supply any information regarding the Accounts which is required by any law, regulation or rule now or hereafter in effect; provided to the extent legally permissible, the Custodian shall provide the applicable Fund prior written notice of its intention to supply such information, it being understood that such prior notice is not allowed by the Federal Reserve without its express permission.  The Custodian shall use commercially reasonable efforts to obtain such consent of the Federal Reserve.  The Custodian shall provide a Fund with any report obtained by the Custodian on the system of internal accounting control of a Depository, and with such reports on its own system of internal accounting control as a Fund may reasonably request from time to time.

11.      Neither party shall  be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions or any delay or failure of any company, corporation, or other body in charge of registering or transferring securities in the name of the Custodian or the applicable Fund, as the case may be, or any consequential damages or losses arising out of such delay or failure to transfer such securities including, without limitation, non-receipt of bonus, dividends and rights and other accretions of benefits; it being understood that each party shall use its best efforts to resume performance as soon as practicable under the circumstances.

12.      (a)      Information Security Standards and Reviews.  Custodian represents and warrants that it has in place information security standards that are reasonably designed to comply with applicable requirements set forth by its primary regulatory oversight agency or other applicable federal law.   Custodian shall notify the Funds, as soon as reasonably practical under the circumstances, in the event of discovery of a material breach of its systems, applications, networks or sites used to provide services hereunder and to the extent possible and available, shall advise the Funds of the efforts undertaken to correct those material breaches.

(b)      Electronic Incident Reporting.  For purposes hereof, “Electronic Incident” shall mean any unauthorized action by a known or unknown person which should reasonably be considered one of the following: an attack, penetration, disclosure of Confidential Information, misuse of system access, unauthorized access or intrusion (hacking), virus intrusion, scan of Custodian’s systems or networks, or any other activity that materially adversely affects the services provided hereunder and/or Confidential Information related to the Funds.  If an Electronic Incident which materially adversely affects the services provided hereunder and /or Confidential Information occurs, Custodian shall notify the Funds as soon as reasonably practicable under the circumstances.

(c)      Business Continuity.  Custodian represents and warrants that it has business continuity, disaster recovery, and backup procedures that are reasonably designed to comply with applicable requirements set forth by its primary regulatory oversight agency or other applicable federal law.

13.      Custodian shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Custodian in connection with this Agreement.

ARTICLE IX
TERMINATION

1.      Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of giving of such notice.  In the event such notice is given by a Fund, it shall be accompanied by a copy of a resolution of the Board of the applicable Fund, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating a successor custodian or custodians, each of which shall be a bank or trust company eligible to serve as a custodian of the relevant Fund under the ’40 Act.  In the event such notice is given by Custodian, each Fund shall, on or before the termination date, deliver to Custodian a copy of a resolution of the Board of the Fund, certified by the Secretary or any Assistant Secretary, designating a successor custodian or custodians.  In the absence of such designation by the

Funds, Custodian may designate a successor custodian which shall be a bank or trust company eligible to serve as custodian for the Funds under the ’40 Act.  Upon the date set forth in such notice this Agreement shall terminate, and Custodian shall upon receipt of a notice of acceptance by the successor custodian on that date deliver directly to the successor custodian all Securities and money then owned by the Funds and held by it as Custodian, after deducting all fees, expenses and other amounts for the payment or reimbursement of which it shall then be entitled.

2.      This Agreement may be immediately terminated by the applicable Fund in the event that: (a) Custodian files a petition seeking protection from its creditors pursuant to applicable bankruptcy, insolvency or similar laws; (b) proceedings in bankruptcy are instituted against Custodian by a third party; (c) a secured party takes possession of all or substantially all of Custodian’s assets, and the same is not discharged within thirty (30) days; (d) Custodian admits in writing its inability to pay its debts as they fall due; or (ii) Custodian passes a resolution relating to its winding up and/or liquidation.

3.      This Agreement may be immediately terminated by the Custodian with respect to a Fund in the event that: (a) such Fund files a petition seeking protection from its creditors pursuant to applicable bankruptcy, insolvency or similar laws; (b) proceedings in bankruptcy are instituted against such Fund by a third party; (c) a secured party takes possession of all or substantially all of such Fund’s assets, and the same is not discharged within thirty (30) days; (d) such Fund admits in writing its inability to pay its debts as they fall due; or (ii) such Fund passes a resolution relating to its winding up and/or liquidation.

4.      If a successor custodian is not designated by the applicable Fund(s) or Custodian in accordance with Section 1 of this Article IX, the applicable Fund(s) shall upon the date specified in the notice of termination of this Agreement and upon the delivery by Custodian of all Securities (other than Securities which cannot be delivered to the applicable Fund(s)) and money then owned by the applicable Fund(s) be deemed to be its own custodian and Custodian shall thereby be relieved of all duties and responsibilities pursuant to this Agreement, other than the duty with respect to Securities which cannot be delivered to the applicable Fund(s) to hold such Securities hereunder in accordance with this Agreement.

ARTICLE X
MISCELLANEOUS

1.      Each Fund agrees to furnish to Custodian a new Certificate of Authorized Persons in the event of any change in the then present Authorized Persons.  Until such new Certificate is received, Custodian shall be fully protected in acting upon Certificates or Oral Instructions of such present Authorized Persons.

2.      Any notice or other instrument in writing, authorized or required by this Agreement to be given to Custodian, shall be sufficiently given if addressed to Custodian and received by it at its offices at One Wall Street, New York, New York 10286, or at such other place as Custodian may from time to time designate in writing.

3.      Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if addressed to the Fund and received by it at its offices at Wells Fargo & Company, Attention: Alternative Strategies Group, Inc., 200 Berkeley Street, Boston, MA 02116, or at such other place as the Fund may from time to time designate in writing.

4.      Each and every right granted to either party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of either party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.

5.      In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any exclusive jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby.  This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties, except that any amendment to the Schedule I hereto need be signed only by the applicable Fund and any amendment to Appendix I hereto need be signed only by Custodian.  This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other.

6.      This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof.  Each Fund and Custodian hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder.  Each Fund hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum.  Each Fund and Custodian each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

7.      Each Fund hereby acknowledges that Custodian is subject to federal laws, including its Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Custodian must obtain, verify and record information that allows Custodian to identify the Fund.  Accordingly, prior to opening an Account hereunder, Custodian will ask each Fund to provide certain information including, but not limited to, the Fund’s name, physical address, tax identification number and other information that will help Custodian to identify and verify the Fund’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.  The Funds agree that Custodian cannot open an Account hereunder unless and until Custodian verifies each Fund’s identity in accordance with its CIP.

8.      This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

9.      The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other party regarding its business and operations.  All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except for the purposes set forth in or contemplated by this Agreement, shall not be disclosed to any third party without the prior consent of the party (which may include Written Instructions from the applicable Customer) providing the information.  The foregoing shall not be applicable to any information that is (i) publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, or (iii) require in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or required by operation of law or regulation.  The provisions of this paragraph shall survive the termination of this Agreement for a period of one year.

10.      The Custodian shall cooperate with each Fund’s independent public accountants and shall take all reasonable action to make any requested information available to such accountants as reasonably requested by the Fund.

IN WITNESS WHEREOF, the Fund and Custodian have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

EACH FUND LISTED ON ANNEX I

By: /s/ Yukari Nakano
Title: Chief Operating Officer
Tax Identification No: 27-3183379

THE BANK OF NEW YORK MELLON

By: /s/ Brian Aarons
Title: Managing Director

ANNEX I

Fund Name:	Form of Organization
ASGI AGILITY INCOME FUND	Delaware Business Trust

SCHEDULE I
CERTIFICATE OF AUTHORIZED PERSONS

(The Fund - Oral and Written Instructions)

The undersigned hereby certifies that he/she is the duly elected and acting Chief Operating Officer of * (the “Fund”), and further certifies that the following officers or employees of the Fund have been duly authorized in conformity with the Fund’s Declaration of Trust and By-Laws to deliver Certificates and Oral Instructions to The Bank of New York (“Custodian”) pursuant to the Custody Agreement between the Fund and Custodian dated August 26, 2010, and that the signatures appearing opposite their names are true and correct:

Michael Roman	Vice President	/s/ Michael Roman
Name	Title	Signature

Ankit Patel	Officer	/s/ Ankit Patel
Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

Name	Title	Signature

This certificate supersedes any certificate of Authorized Persons you may currently have on file.

[seal]	By: /s/ Yukari Nakano
Title: Chief Operating Officer

Date:

SCHEDULE II

SERIES

APPENDIX I

THE BANK OF NEW YORK MELLON

ON-LINE COMMUNICATIONS SYSTEM (THE “SYSTEM”)

TERMS AND CONDITIONS

1.           License; Use.  Upon delivery to an Authorized Person or a person reasonably believed by Custodian to be an Authorized Person, of software enabling a Fund to obtain access to the System (the “Software”), Custodian grants to each Fund a personal, nontransferable and nonexclusive license to use the Software solely for the purpose of transmitting Written Instructions, receiving reports, making inquiries or otherwise communicating with Custodian in connection with the Account(s).  The Fund shall use the Software solely for its own internal and proper business purposes and not in the operation of a service bureau.  Except as set forth herein, no license or right of any kind is granted to the Fund with respect to the Software.  The Funds acknowledge that Custodian and its suppliers retain and have title and exclusive proprietary rights to the Software, including any trade secrets or other ideas, concepts, know-how, methodologies, or information incorporated therein and the exclusive rights to any copyrights, trademarks and patents (including registrations and applications for registration of either), or other statutory or legal protections available in respect thereof.  The Fund further acknowledges that all or a part of the Software may be copyrighted or trademarked (or a registration or claim made therefor) by Custodian or its suppliers.  The Fund shall not take any action with respect to the Software inconsistent with the foregoing acknowledgments, nor shall the Fund attempt to decompile, reverse engineer or modify the Software.  The Fund may not copy, sell, lease or provide, directly or indirectly, any of the Software or any portion thereof to any other person or entity without Custodian’s prior written consent.  The Fund may not remove any statutory copyright notice or other notice included in the Software or on any media containing the Software.  The Fund shall reproduce any such notice on any reproduction of the Software and shall add any statutory copyright notice or other notice to the Software or media upon Custodian’s request.

2.           Equipment.  The Fund shall obtain and maintain at its own cost and expense all equipment and services, including but not limited to communications services, necessary for it to utilize the Software and obtain access to the System, and Custodian shall not be responsible for the reliability or availability of any such equipment or services.

3.           Proprietary Information.  The Software, any data base and any proprietary data, processes, information and documentation made available to the Fund (other than which are or become part of the public domain or are legally required to be made available to the public) (collectively, the “Information”), are the exclusive and confidential property of Custodian or its suppliers. However, for the avoidance of doubt, reports generated by the applicable Fund containing information relating to its account(s) are not deemed to be within the meaning of the term “Information.”

4.           Information.  The Fund shall keep the Information confidential by using the same care and discretion that the Fund uses with respect to its own confidential property and trade secrets, but not less than reasonable care.  Upon termination of the Agreement or the Software license granted herein for any reason, the Fund shall return to Custodian any and all copies of the Information which are in its possession or under its control (except that the applicable Fund may retain Information required to be retained under applicable law or internal audit requirements, provided that such Information remains subject to the provisions of this Appendix).  The Fund hereby authorizes Custodian to report its name and address to government agencies to which Custodian is required to provide such information by law.

5.           Modifications.  Custodian reserves the right to modify the Software from time to time and the Fund shall install new releases of the Software as Custodian may direct.  The Fund agrees not to modify or attempt to modify the Software without Custodian’s prior written consent.  The Fund acknowledges that any modifications to the Software, whether by the Fund or Custodian and whether with or without Custodian’s consent, shall become the property of Custodian.

6.           NO REPRESENTATIONS OR WARRANTIES.  CUSTODIAN AND ITS MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE SOFTWARE, SERVICES OR ANY DATABASE, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  THE FUND ACKNOWLEDGES THAT THE SOFTWARE, SERVICES AND ANY DATABASE ARE PROVIDED “AS IS.”  IN NO EVENT SHALL CUSTODIAN OR ANY SUPPLIER BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT SPECIAL, OR CONSEQUENTIAL, WHICH THE FUND MAY INCUR IN CONNECTION WITH THE SOFTWARE, SERVICES OR ANY DATABASE, EVEN IF CUSTODIAN OR SUCH SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  IN NO EVENT SHALL CUSTODIAN OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL.

7.           Security; Reliance; Unauthorized Use.  The Fund will cause all persons utilizing the Software and System to treat all applicable user and authorization codes, passwords and authentication keys with extreme care, and it will establish internal control and safekeeping procedures reasonably designed to restrict the availability of the same to persons duly authorized to give Instructions.  Custodian is hereby irrevocably authorized to act in accordance with and rely on Instructions received by it through the System.  The Fund acknowledges that it is its sole responsibility to assure that only persons duly authorized use the System and that Custodian shall not be responsible nor liable for any unauthorized use thereof.

8.           System Acknowledgments.  Custodian shall acknowledge through the System its receipt of each transmission communicated through the System, and in the absence of such acknowledgment Custodian shall not be liable for any failure to act in accordance with such transmission and the Fund may not claim that such transmission was received by Custodian.

9.           EXPORT RESTRICTIONS.  EXPORT OF THE SOFTWARE IS PROHIBITED BY UNITED STATES LAW.  THE FUND MAY NOT UNDER ANY CIRCUMSTANCES RESELL, DIVERT, TRANSFER, TRANSSHIP OR OTHERWISE DISPOSE OF THE SOFTWARE (IN ANY FORM) IN OR TO ANY OTHER COUNTRY.  IF CUSTODIAN DELIVERED THE SOFTWARE TO THE FUND OUTSIDE OF THE UNITED STATES, THE SOFTWARE WAS EXPORTED FROM THE UNITED STATES IN ACCORDANCE WITH THE EXPORTER ADMINISTRATION REGULATIONS.  DIVERSION CONTRARY TO U.S. LAW IS PROHIBITED.

9.           ENCRYPTION.   The Fund acknowledges and agrees that encryption may not be available for every communication through the System, or for all data.  The Fund agrees that Custodian may deactivate any encryption features at any time, without notice or liability to the Fund, for the purpose of maintaining, repairing or  troubleshooting the System or the Software.